Exhibit 5.2


Internal Revenue Service
District Director
31 Hopkins Plaza
Baltimore, MD  21201-0000           Employer Identification Number:
                                                23-0970240
Date:  APR 15 1995                              File folder Number:
                                                521033949
PECO ENERGY COMPANY                 Person to Contact:
2301 MARKET STREET, P.O. BOX 8699         WAYNE LASHER
PHILADLEPHIA, PA   19101                  Contact Telephone Number:
                                                (202) 874-1535
                                          Plan Name:
                                          PECO ENERGY COMPANY EMPLOYEE
                                          SAVINGS PLAN *
                                          Plan Number:  004
Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued  qualification  of the plan under its present form will depend on
its  effect  in  operation.   (See  section  1.401-1(b)(3)  of  the  Income  Tax
Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on OCT. 4, 1993.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirementsas amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely Yours,

/s/ Paul M.Harrington

District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans